Exhibit 5.1

August 30, 2012

Lone Pine Resources Inc.
Suite 1100, 640-5th Avenue SW
Calgary, Alberta, Canada T2P 3G4

Ladies and Gentlemen:

We have acted as counsel for Lone Pine Resources Inc., a Delaware corporation (the “Parent Guarantor”), Lone Pine Resources Canada Ltd., an Alberta corporation and wholly-owned subsidiary of the Parent Guarantor (the “Company” or the “Issuer”), and certain other subsidiaries of the Parent Guarantor with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Parent Guarantor, the Company and the Parent Guarantor’s subsidiaries (other than the Issuer) identified on the Registration Statement (the “Subsidiary Guarantors” and together with the Parent Guarantor, the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with (i) the issuance by the Company of up to $200,000,000 aggregate principal amount of its 10.375% Senior Notes due 2017 (the “New Notes”) registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $200,000,000 aggregate principal amount of the Company’s outstanding 10.375% Senior Notes due 2017 (the “Old Notes” and, together with the New Notes, the “Notes”) and (ii) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The New Notes will be issued under an Indenture, dated as of February 14, 2012 (the “Indenture”), among the Parent Guarantor, the Issuer, the Subsidiary Guarantors and U.S. Bank National Association, as trustee. The Indenture provides that it, the Guarantees and the Notes are to be governed by, and construed in accordance with, the laws of the State of New York.

Before rendering our opinions hereinafter set forth, we examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates, documents, instruments and records of the Issuer and the Guarantors, including the Indenture, and we reviewed such questions of law as we considered appropriate for purposes of the opinions hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as

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originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and we have assumed that the Indenture was duly authorized and executed by each of the Guarantors, that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that when the New Notes have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement, (a) the New Notes will constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, and (b) the Guarantees will remain the valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject in each case to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law).

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture or the New Notes that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived or rendered ineffective under applicable law or (b) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the Constitution of the State of Delaware (including all applicable statutory provisions and reported judicial decisions interpreting those laws) and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose.

Very truly yours,

/s/ Vinson & Elkins L.L.P.